Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318, No. 333-232532 and 333-268095 on Form S-8, and No. 333-271881 on Form S-3ASR of our reports dated January 26, 2024, relating to the financial statements of Jefferies Financial Group Inc. and subsidiaries (the “Company”) and the effectiveness of Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended November 30, 2023.

/s/ Deloitte & Touche LLP
New York, New York
January 26, 2024